------                                                    U.S. SECURITIES AND EXCHANGE COMMISSION
FORM 4                                                              Washington, D.C. 20549
------
                                                         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[ ]  CHECK THIS BOX IF NO LONGER
     SUBJECT TO SECTION 16. FORM 4         Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
     OR FORM 5 OBLIGATIONS MAY                Section 17(a) of the Public Utility Holding Company Act of 1935 or
     CONTINUE. SEE INSTRUCTION 1(b).                  Section 30(f) of the Investment Company Act of 1940

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1.   Name and Address of Reporting Person

     Liberty Media Corporation
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   (Last)                           (First)             (Middle)

     9197 South Peoria Street
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                                    (Street)

     Englewood,                    CO                  80112
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   (City)                           (State)              (Zip)

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2.   Issuer Name and Ticker or Trading Symbol

     Liberty Livewire Corporation (LWIRA)

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3.   IRS or Social Security Number of Reporting Person (Voluntary)


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4.   Statement for Month/Year

     July 2000
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5.   If Amendment, Date of Original


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

           Director                             X   10% Owner
      ---                                      ---
           Officer (give title below)               Other (specify below)
      ---                                      ---

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7.   Individual or Joint/Group Filing (Check Applicable Line)

      X   Form filed by one Reporting Person
     ---
          Form filed by more than one Reporting Person
     ---
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           Table I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
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

1. Title of Security     2. Trans-    3. Transaction 4. Securities Acquired (A) or   5. Amount of        6. Owner-     7. Nature
   (Instr. 3)               action       Code           Disposed of (D)                 Securities          ship          of In-
                            Date         (Instr. 8)     (Instr. 3, 4 and 5)             Beneficially        Form:         direct
                         (Month/         -------------------------------------------    Owned at End        Direct        Bene-
                          Day/                                        (A) or            of Month            (D) or        ficial
                          Year)           Code     V     Amount       (D)      Price                        Indirect      Owner-
                                                                                                            (I)           ship
                                                                                        (Instr. 3 and 4)    (Instr.4)     (Instr. 4)
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

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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.



                                                                          (Over)

TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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
Class B Common Stock, (Fn1)   7/19/00   J        8,181,818                       (Fn1)             (Fn1)  31,316,677   D
par value $0.01                        (Fn2)
per share

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Explanation of Responses:

See continuation page attached.


LIBERTY MEDIA CORPORATION

/s/ Vivian J. Carr                                          August 1, 2000
---------------------------------------------            -----------------------
Name: Vivian J. Carr                                              Date
Title: Vice President

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                        CONTINUATION PAGE TO SEC FORM 4

1.   Name and Address of Reporting Person:


     Liberty Media Corporation
     9197 South Peoria Street
     Englewood, CO 80112

2.   Date of Event Requiring Statement (Month/Day/Year):


     7/19/00

4.   Issuer Name and Ticker or Trading Symbol:


     Liberty Livewire Corporation
     LWIRA

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Explanation of Responses(footnotes):

(Fn1)

Each share of Class B Common Stock is convertible, at the option of the holder, into one share of Class A Common Stock, which is traded under the symbol LWIRA.

(Fn2)

On July 19, 2000, Liberty Media Corporation ("Liberty Media") acquired an additional 8,181,818 shares of the Issuer's Class B Common Stock in exchange for contributing to the Issuer its ownership interests in Liberty SEG Acquisition Sub, LLC ("Liberty Sub"), a wholly-owned subsidiary of Liberty Media. Immediately prior to such contribution, Liberty Sub had acquired the post-production, content and sound editorial businesses of Soundelux Entertainment Group of Delaware, Inc.






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